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                      [PORTER & HEDGES, L.L.P. LETTERHEAD]

                                October 26, 1999




Veritas DGC Inc.
3701 Kirby Drive
Houston, Texas 77098

         Re: Opinion as to legality of 2,000,000 shares of common stock to be issued pursuant to the Sales Agency Agreement

Gentlemen:

         We have acted as counsel to Veritas DGC Inc., a Delaware corporation (the "Company"), in connection with the preparation for filing with the Securities and Exchange Commission of a registration statement on Form S-3, No. 333-86247 (the "Registration Statement"), and a related prospectus supplement (the "Prospectus Supplement") under the Securities Act of 1933, as amended. The Prospectus Supplement relates to the issuance of an aggregate of 2,000,000 shares (the "Shares") of the Company's common stock, $.01 par value (the "Common Stock"), pursuant to a Sales Agency Agreement (the "Agreement") dated as of October 26, 1999, between the Company and PaineWebber Incorporated, for the purpose of sale from time to time to the public.

         We have examined the Agreement and such corporate records, documents, instruments and certificates of the Company, and have reviewed such questions of law as we have deemed necessary, relevant or appropriate to enable us to render the opinion expressed herein. In such examination, we have assumed without independent investigation the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, and the conformity of any documents submitted to us as copies to their respective originals. As to certain questions of fact material to this opinion, we have relied without independent investigation upon statements or certificates of public officials and officers of the Company.

         Based upon such examination and review, we are of the opinion that the Shares issued pursuant to the Agreement have been duly authorized, and upon issuance and delivery as described in the Prospectus Supplement, will be validly issued, fully paid, and nonassessable shares of Common Stock of the Company.



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Veritas DGC Inc.
October 26, 1999
Page 2

         We consent to the reference to our firm under the caption "Legal Matters" in Registration Statement No. 333-86247 and the related prospectus and the Prospectus Supplement relating to the Shares.

                                                  Very truly yours,


                                                  /s/ PORTER & HEDGES, L.L.P.

                                                  PORTER & HEDGES, L.L.P.